EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS SECOND QUARTER EARNINGS OF $7.9 MILLION
INCREASES DIVIDEND

NOVATO, CA, July 23, 2018 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $7.9 million in the second quarter of 2018, compared to $6.4 million in the first quarter of 2018 and $5.2 million in the second quarter of 2017. Diluted earnings per share were $1.12 in the second quarter of 2018, compared to $0.91 in the prior quarter and $0.84 in the same quarter last year. Earnings for the first six months of 2018 totaled $14.3 million, compared to $9.7 million in the same period last year. Diluted earnings per share were $2.03 and $1.58 in the first six months of 2018 and 2017, respectively. Earnings in both the first and second quarters of 2018 were favorably impacted by recent tax reform and higher earning assets from the Bank of Napa acquisition.

"Our excellent financial results in the second quarter demonstrate the continued successful execution of our long-term strategic plan,” said Russell A. Colombo, President and Chief Executive Officer. “We remain a high performance bank by closely managing expenses, growing loans and deposits, and maintaining strong credit quality. This strategy serves our customers well while also building shareholder value.”

Bancorp also provided the following highlights in the second quarter of 2018:

•
Pre-tax net income was up $2.5 million from the first quarter of 2018 and $2.8 million from the second quarter of 2017. Reported net interest margin was 3.87% in the second quarter of 2018. The eight basis points increase compared to the prior quarter and sixteen basis points increase compared to the same quarter last year resulted from higher loan and investment yields.

•
Loans increased $45.9 million to $1,717.6 million at June 30, 2018, compared to $1,671.7 million at March 31, 2018. Loan growth was primarily driven by new volume of $75.8 million in the second quarter, which was well-distributed between Commercial Banking markets and to a lesser extent Consumer Banking.

•
Strong credit quality remains a cornerstone of the Bank's consistent performance. Non-accrual loans continue to represent 0.02% of the Bank's loan portfolio at June 30, 2018. There were no provisions for loan losses or off-balance sheet commitments recorded in the second quarter of 2018.

•
Total deposits decreased $48.9 million in the second quarter to $2,137.7 million. Non-interest bearing deposits represented 49.5% of total deposits versus 48.7% last quarter. The cost of total deposits was 0.08% for both quarters.

•
All capital ratios are well above regulatory requirements for a well-capitalized institution. The total risk-based capital ratio for Bancorp was 15.2% at June 30, 2018, compared to 15.1% at March 31, 2018. Tangible common equity to tangible assets was 11.0% at June 30, 2018, compared to 10.6% at March 31, 2018 (refer to footnote 3 on page 6 for a definition of this non-GAAP financial measure.)

•
The Board of Directors declared a cash dividend of $0.32 per share on July 20, 2018, a $0.01 increase from the prior quarter. This represents the 53rd consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on August 10, 2018, to shareholders of record at the close of business on August 3, 2018.

Loans and Credit Quality

Loans grew $45.9 million in the second quarter and totaled $1,717.6 million at June 30, 2018, raising the loan to deposit ratio from 76.5% to 80.3%. For the second quarter and first six months of 2018, new loan originations of $75.8 million and $113.2 million, respectively, exceeded 2017 loan originations of $55.5 million and $79.4 million for the same periods. Loan payoffs of $37.3 million in the second quarter and $68.8 million in the first six months of 2018, were less than the same periods of 2017, which totaled $48.1 million and $80.8 million, respectively. The largest portion of payoffs in 2018 came from the sale of assets underlying loans, including the successful completion of construction projects.

Non-accrual loans totaled $385 thousand, or 0.02% of the loan portfolio at June 30, 2018, compared to $392 thousand, or 0.02% at March 31, 2018, and $1.2 million, or 0.08% a year ago. Classified loans totaled $13.9 million at June 30, 2018, compared to $27.8 million at March 31, 2018 and $29.3 million at June 30, 2017. The decrease in classified loans is primarily due to two borrowing relationships whose risk grades were upgraded from substandard to special mention in the second quarter of 2018. There were no loans classified doubtful at June 30, 2018 or December 31, 2017. Accruing loans past due 30 to 89 days totaled $88 thousand at June 30, 2018, compared to $388 thousand at March 31, 2018 and $393 thousand a year ago.

There was no provision for loan losses recorded in either the second or first quarters of 2018 or the second quarter of 2017. The two classified borrowing relationships that were upgraded in the second quarter (mentioned above) reduced the calculated general allowance for loan losses.  This reduction was primarily offset by general allowances resulting from significant loan growth and refinement of certain loan concentration qualitative factors, and an increase in specific reserves related to a loan that was modified as a troubled debt restructuring in the second quarter. Net recoveries were $42 thousand in the second quarter of 2018, compared to $4 thousand in the prior quarter and $13 thousand in the same quarter a year ago. The ratio of loan loss reserves to loans, including acquired loans, was 0.92% at June 30, 2018, 0.94% at March 31, 2018, and 1.02% at June 30, 2017.

Investments

The investment securities portfolio totaled $558.8 million at June 30, 2018, compared to $572.9 million at March 31, 2018. Principal paydowns, maturities, and $5.0 million in investments sold during the second quarter were partially offset by purchases of $11.6 million in securities issued by U.S. government-sponsored agencies.

Deposits

Total deposits were $2,137.7 million at June 30, 2018, compared to $2,186.6 million at March 31, 2018, while higher average balances of non-interest bearing deposits contributed to net interest margin expansion. The decrease in deposit balances at June 30, 2018, was primarily due to normal cash fluctuations of our large business clients. Additionally, some businesses moved balances into time accounts through deposit networks to realize higher interest rates while maintaining their relationships with the Bank. A small number of account holders who were focused solely on obtaining the highest rates in the marketplace moved to other institutions. The average cost of deposits in the second quarter of 2018 was the same as the prior quarter.

Earnings

“Bank of Marin's exceptional deposit franchise has paved the way for net interest margin expansion as interest rates rise,” said Tani Girton, Executive Vice President and Chief Financial Officer. “Our strong earnings produced a return on assets of 1.28%, return on equity of 10.54%, and efficiency ratio of 57.85%.”

Net interest income totaled $22.8 million in the second quarter of 2018, compared to $21.9 million in the prior quarter and $18.3 million a year ago. Average earning assets growth of $24.5 million compared to the first quarter of 2018 and $385.0 million compared to the second quarter of 2017, and higher yields across all asset categories contributed to the net interest income increase of $951 thousand and $4.5 million, respectively.

Net interest income totaled $44.7 million in the first six months of 2018, compared to $35.9 million for the same period in 2017. The $8.8 million increase primarily relates to a $387.8 million increase in average earning assets compared to 2017. Additionally, the higher yield on investment securities, interest-bearing cash, and loans positively impacted interest income.

Loans obtained through the acquisition of other banks are classified as either purchased credit impaired ("PCI") or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment.

As our acquired loans from prior acquisitions continue to pay off, we expect the accretion on these loans to continue to decline. Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	June 30, 2018		March 31, 2018		June 30, 2017
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$84	1 bps	$112	2 bps	$80	2 bps
Accretion on non-PCI loans [2]	$133	2 bps	$99	2 bps	$178	3 bps
Gains on payoffs of PCI loans	$1	0 bps	$128	2 bps	$84	2 bps

	Six months ended
	June 30, 2018		June 30, 2017
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$195	2 bps	$170	2 bps
Accretion on non-PCI loans [2]	$233	2 bps	$328	3 bps
Gains on payoffs of PCI loans	$129	1 bps	$84	1 bps
1 Accretable yield on PCI loans totaled $1.1 million, $1.1 million and $1.3 million at June 30, 2018, March 31, 2018 and June 30, 2017, respectively.
2 Unaccreted purchase discounts on non-PCI loans totaled $1.0 million, $1.1 million and $1.4 million at June 30, 2018, March 31, 2018 and June 30, 2017, respectively.

Non-interest income totaled $2.2 million in both the second quarter of 2018 and in the prior quarter, compared to $2.1 million in the same quarter of last year. Non-interest income increased $269 thousand to $4.5 million in the first six months of 2018, compared to $4.2 million in 2017, primarily due to an increase in deposit network income.

Non-interest expense totaled $14.5 million in the second quarter of 2018, $16.1 million in the prior quarter, and $12.6 million in the same quarter a year ago. The decrease from the prior quarter was primarily due to lower salaries and benefits as the first quarter included $340 thousand related to stock-based compensation for certain participants meeting retirement eligibility requirements. Loan growth increased deferrals of loan origination costs in the second quarter. Professional services in the second quarter included $300 thousand in consulting expenses related to core processing contract negotiations (compared to $750 thousand in the first quarter) that will result in future technology cost savings. Bank of Napa acquisition expenses totaled $250 thousand in the second quarter of 2018, compared to $615 thousand in the first quarter, and we expect any related expenses to be minimal in the remainder of 2018.

Non-interest expense increased $1.9 million from the same quarter a year ago primarily due to higher salaries and benefits related to the addition of Bank of Napa employees, merit increases and filling open positions. Occupancy and equipment expenses increased primarily due to the two additional branches from the Bank of Napa acquisition, as well as the opening of the Healdsburg branch in August 2017. Professional fees and acquisition-related expenses mentioned above also increased non-interest expense. In addition, the second quarter of 2017 included a $208 thousand reversal of the provision for losses on off-balance sheet commitments.

Non-interest expense totaled $30.6 million in the first half of 2018, compared to $25.6 million in the first half of 2017. The increase was primarily due to the reasons mentioned above.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law. The law reduces the federal statutory income tax rate to 21% for tax years beginning on or after January 1, 2018. Bancorp's effective tax rate in the first six months of 2018 was 23.3%, compared to 32.8% in the first six months of 2017 and the reduced rate positively impacted diluted earnings per share by $0.25. The effective tax rate in the second quarter of 2018 was 25.4%, compared to 20.7% in the first quarter of 2018. Excess tax benefits of $399 thousand resulting from stock-based compensation activity reduced the effective tax rate in the first quarter of 2018.

Share Repurchase Program

Bancorp’s Board of Directors approved the repurchase of up to $25.0 million of the Bancorp’s common stock through May 1, 2019. As of June 30, 2018, we repurchased 1,398 shares totaling $103,540.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its second quarter earnings call on Monday, July 23, 2018 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.5 billion and 23 offices throughout San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017), and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors, including the impact of the Bank of Napa acquisition, are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
June 30, 2018

(dollars in thousands, except per share data; unaudited)	June 30, 2018	March 31, 2018	June 30, 2017
QUARTER-TO-DATE
NET INCOME	$7,891	$6,389	$5,186
DILUTED EARNINGS PER COMMON SHARE	$1.12	$0.91	$0.84
RETURN ON AVERAGE ASSETS (ROA)	1.28%	1.05%	1.01%
RETURN ON AVERAGE EQUITY (ROE)	10.54%	8.70%	8.74%
EFFICIENCY RATIO	57.85%	66.64%	61.92%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.92%	3.85%	3.85%
NET CHARGE-OFFS (RECOVERIES)	$(42)	$(4)	$(13)
NET CHARGE-OFFS (RECOVERIES) TO AVERAGE LOANS	—%	—%	—%

YEAR-TO-DATE
NET INCOME	$14,280	$9,734
DILUTED EARNINGS PER COMMON SHARE	$2.03	$1.58
RETURN ON AVERAGE ASSETS (ROA)	1.17%	0.96%
RETURN ON AVERAGE EQUITY (ROE)	9.63%	8.34%
EFFICIENCY RATIO	62.16%	63.89%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.89%	3.82%
NET CHARGE-OFFS (RECOVERIES)	$(46)	$210
NET CHARGE-OFFS (RECOVERIES) TO AVERAGE LOANS	—%	0.01%
AT PERIOD END
TOTAL ASSETS	$2,465,042	$2,510,043	$2,100,716
LOANS:
COMMERCIAL AND INDUSTRIAL	$241,994	$231,680	$217,417
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	317,587	300,377	265,249
COMMERCIAL INVESTOR-OWNED	839,667	828,945	717,197
CONSTRUCTION	57,015	64,978	54,990
HOME EQUITY	126,031	124,699	119,500
OTHER RESIDENTIAL	108,829	95,621	92,421
INSTALLMENT AND OTHER CONSUMER LOANS	26,488	25,440	24,711
TOTAL LOANS	$1,717,611	$1,671,740	$1,491,485
NON-PERFORMING LOANS[2]:
REAL ESTATE:
COMMERCIAL INVESTOR-OWNED	—	—	1,041
HOME EQUITY	385	392	87
INSTALLMENT AND OTHER CONSUMER LOANS	—	—	51
TOTAL NON-ACCRUAL LOANS	$385	$392	$1,179

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$13,917	$27,807	$29,262
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$88	$388	$393
LOAN LOSS RESERVE TO LOANS	0.92%	0.94%	1.02%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	41.11	x	40.26	x	12.92	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.02%	0.02%	0.08%

TOTAL DEPOSITS	$2,137,723	$2,186,594	$1,840,540
LOAN-TO-DEPOSIT RATIO	80.3%	76.5%	81.0%
STOCKHOLDERS' EQUITY	$304,198	$298,464	$240,733
BOOK VALUE PER SHARE	$43.51	$42.73	$39.07
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[3]	11.0%	10.6%	11.1%
TOTAL RISK BASED CAPITAL RATIO-BANK	13.5%	14.7%	14.8%
TOTAL RISK BASED CAPITAL RATIO-BANCORP	15.2%	15.1%	15.0%
FULL-TIME EQUIVALENT EMPLOYEES	288	288	264

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $15.5 million, $16.2 million and $17.0 million at June 30, 2018, March 31, 2018 and June 30, 2017, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.1 million, $2.1 million and $2.3 million that were accreting interest at June 30, 2018, March 31, 2018 and June 30, 2017, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $36.2 million, $36.4 million and $8.8 million at June 30, 2018, March 31, 2018 and June 30, 2017, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At June 30, 2018, March 31, 2018 and June 30, 2017

(in thousands, except share data; unaudited)	June 30, 2018	March 31, 2018	June 30, 2017
Assets
Cash and due from banks	$83,855	$159,347	$137,906
Investment securities
Held-to-maturity, at amortized cost	170,652	149,013	163,018
Available-for-sale (at fair value; amortized cost $397,268, $431,871 and $237,884 at June 30, 2018, March 31, 2018 and June 30, 2017, respectively)	388,137	423,882	238,870
Total investment securities	558,789	572,895	401,888
Loans, net of allowance for loan losses of $15,813, $15,771 and $15,232 at June 30, 2018, March 31, 2018 and June 30, 2017, respectively	1,701,798	1,655,969	1,476,253
Bank premises and equipment, net	7,965	8,297	8,390
Goodwill	30,140	30,140	6,436
Core deposit intangible	6,032	6,262	2,344
Interest receivable and other assets	76,463	77,133	67,499
Total assets	$2,465,042	$2,510,043	$2,100,716

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,057,745	$1,065,470	$892,988
Interest bearing
Transaction accounts	132,272	166,117	87,866
Savings accounts	179,187	180,730	165,596
Money market accounts	631,479	628,335	546,586
Time accounts	137,040	145,942	147,504
Total deposits	2,137,723	2,186,594	1,840,540
Subordinated debentures	5,802	5,772	5,666
Interest payable and other liabilities	17,319	19,213	13,777
Total liabilities	2,160,844	2,211,579	1,859,983

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 6,991,821, 6,985,126 and 6,160,952 at June 30, 2018, March 31, 2018 and June 30, 2017, respectively	146,195	145,282	88,949
Retained earnings	166,281	160,556	152,883
Accumulated other comprehensive loss, net of taxes	(8,278)	(7,374)	(1,099)
Total stockholders' equity	304,198	298,464	240,733
Total liabilities and stockholders' equity	$2,465,042	$2,510,043	$2,100,716

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest income
Interest and fees on loans	$19,624	$18,887	$16,423	$38,511	$32,272
Interest on investment securities
Securities of U.S. government agencies	2,860	2,475	1,534	5,335	3,052
Obligations of state and political subdivisions	604	638	553	1,242	1,121
Corporate debt securities and other	35	44	36	79	73
Interest on Federal funds sold and due from banks	285	403	157	688	217
Total interest income	23,408	22,447	18,703	45,855	36,735
Interest expense
Interest on interest-bearing transaction accounts	48	52	21	100	50
Interest on savings accounts	18	18	16	36	31
Interest on money market accounts	236	216	114	452	227
Interest on time accounts	140	156	139	296	285
Interest on FHLB and other borrowings	1	—	—	1	—
Interest on subordinated debentures	123	114	109	237	217
Total interest expense	566	556	399	1,122	810
Net interest income	22,842	21,891	18,304	44,733	35,925
Provision for loan losses	—	—	—	—	—
Net interest income after provision for loan losses	22,842	21,891	18,304	44,733	35,925
Non-interest income
Service charges on deposit accounts	455	477	447	932	899
Wealth Management and Trust Services	488	515	504	1,003	1,007
Debit card interchange fees	360	396	384	756	756
Merchant interchange fees	118	80	112	198	208
Earnings on bank-owned life insurance	230	228	210	458	419
Dividends on FHLB stock	192	196	176	388	408
Gains on investment securities, net	11	—	10	11	10
Other income	384	350	253	734	504
Total non-interest income	2,238	2,242	2,096	4,480	4,211
Non-interest expense
Salaries and related benefits	8,316	9,017	7,287	17,333	14,762
Occupancy and equipment	1,511	1,507	1,380	3,018	2,699
Depreciation and amortization	546	547	463	1,093	944
Federal Deposit Insurance Corporation insurance	191	191	162	382	323
Data processing	1,023	1,381	963	2,404	1,902
Professional services	810	1,299	522	2,109	1,044
Directors' expense	183	174	224	357	382
Information technology	264	269	186	533	384
Provision for losses on off-balance sheet commitments	—	—	(208)	—	(43)
Other expense	1,665	1,696	1,652	3,361	3,245
Total non-interest expense	14,509	16,081	12,631	30,590	25,642
Income before provision for income taxes	10,571	8,052	7,769	18,623	14,494
Provision for income taxes	2,680	1,663	2,583	4,343	4,760
Net income	$7,891	$6,389	$5,186	$14,280	$9,734
Net income per common share:
Basic	$1.14	$0.92	$0.85	$2.06	$1.60
Diluted	$1.12	$0.91	$0.84	$2.03	$1.58
Weighted average shares:
Basic	6,944	6,914	6,110	6,929	6,101
Diluted	7,033	7,005	6,174	7,019	6,173
Dividends declared per common share	$0.31	$0.29	$0.27	$0.60	$0.54
Comprehensive income:
Net income	$7,891	$6,389	$5,186	$14,280	$9,734
Other comprehensive (loss) income
Change in net unrealized gain or loss on available-for-sale securities	(1,131)	(6,170)	1,961	(7,301)	3,635
Reclassification adjustment for gains on available-for-sale securities in net income	(11)	—	(10)	(11)	(10)
Net unrealized loss on securities transferred from available-for-sale to held-to-maturity	(278)	—	—	(278)	—
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	132	136	124	268	165
Subtotal	(1,288)	(6,034)	2,075	(7,322)	3,790
Deferred tax (benefit) expense	(384)	(1,784)	892	(2,168)	1,596
Other comprehensive (loss) income, net of tax	(904)	(4,250)	1,183	(5,154)	2,194
Comprehensive income	$6,987	$2,139	$6,369	$9,126	$11,928

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	June 30, 2018			March 31, 2018			June 30, 2017
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$62,665	$285	1.80%	$104,850	$403	1.54%	$56,597	$157	1.10%
Investment securities [2,3]	574,669	3,611	2.51%	532,544	3,276	2.46%	408,335	2,355	2.31%
Loans [1,3,4]	1,700,057	19,852	4.62%	1,675,490	19,119	4.56%	1,487,419	16,868	4.49%
Total interest-earning assets [1]	2,337,391	23,748	4.02%	2,312,884	22,798	3.94%	1,952,351	19,380	3.93%
Cash and non-interest-bearing due from banks	40,383			45,815			46,204
Bank premises and equipment, net	8,203			8,501			8,390
Interest receivable and other assets, net	87,183			89,018			60,115
Total assets	$2,473,160			$2,456,218			$2,067,060
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$142,133	$48	0.14%	$168,371	$52	0.13%	$94,799	$21	0.09%
Savings accounts	178,956	18	0.04%	180,253	18	0.04%	163,424	16	0.04%
Money market accounts	612,612	236	0.15%	582,961	216	0.15%	539,192	114	0.08%
Time accounts including CDARS	140,799	140	0.40%	154,543	156	0.41%	146,042	139	0.38%
Overnight borrowings [1]	231	1	1.84%	—	—	—%	—	—	—%
Subordinated debentures [1]	5,786	123	8.40%	5,753	114	7.90%	5,646	109	7.59%
Total interest-bearing liabilities	1,080,517	566	0.21%	1,091,881	556	0.21%	949,103	399	0.17%
Demand accounts	1,072,976			1,049,502			868,070
Interest payable and other liabilities	19,443			16,903			11,771
Stockholders' equity	300,224			297,932			238,116
Total liabilities & stockholders' equity	$2,473,160			$2,456,218			$2,067,060
Tax-equivalent net interest income/margin [1]		$23,182	3.92%		$22,242	3.85%		$18,981	3.85%
Reported net interest income/margin [1]		$22,842	3.87%		$21,891	3.79%		$18,304	3.71%
Tax-equivalent net interest rate spread			3.81%			3.74%			3.76%

				Six months ended			Six months ended
				June 30, 2018			June 30, 2017
					Interest			Interest
				Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)				Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]				$83,641	$688	1.64%	43,043	217	1.00%
Investment securities [2,3]				553,723	6,887	2.49%	411,427	4,716	2.29%
Loans [1,3,4]				1,687,841	38,971	4.59%	1,482,977	33,090	4.44%
Total interest-earning assets [1]				2,325,205	46,546	3.98%	1,937,447	38,023	3.90%
Cash and non-interest-bearing due from banks				43,084			42,189
Bank premises and equipment, net				8,351			8,415
Interest receivable and other assets, net				88,096			59,071
Total assets				$2,464,736			2,047,122
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts				$155,180	$100	0.13%	97,943	50	0.10%
Savings accounts				179,601	36	0.04%	162,175	31	0.04%
Money market accounts				597,868	452	0.15%	528,923	227	0.09%
Time accounts including CDARS				147,633	296	0.40%	146,501	285	0.39%
Overnight borrowings [1]				116	1	1.84%	—	—	—%
Subordinated debentures [1]				5,770	237	8.16%	5,627	217	7.67%
Total interest-bearing liabilities				1,086,168	1,122	0.21%	941,169	810	0.17%
Demand accounts				1,061,304			857,253
Interest payable and other liabilities				18,180			13,200
Stockholders' equity				299,084			235,500
Total liabilities & stockholders' equity				$2,464,736			2,047,122
Tax-equivalent net interest income/margin [1]					$45,424	3.89%		37,213	3.82%
Reported net interest income/margin [1]					$44,733	3.83%		35,925	3.69%
Tax-equivalent net interest rate spread						3.77%			3.73%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2018 and 35 percent in 2017.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.